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                                                                    Exhibit 99.E

                             WELSH, CARSON, ANDERSON
                                & STOWE VIII, L.P.
                           320 PARK AVENUE, SUITE 2500
                             NEW YORK, NEW YORK 10022


                                          December 29, 1998

To each of the Signal Purchasers
    referred to below
c/o Signal/Centennial Partners, L.L.C.
10 East 53rd Street 32nd Floor
New York, NY 10022

Attention:    Alfred J. Puchala

                             Centennial Cellular Corp.
                             -------------------------

Dear Sirs:

        We refer to the Securities Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), by and among CCW Acquisition Corp., a Delaware corporation ("CCW"), the several persons named in Schedule I thereto (the "WCAS Purchasers"), the several persons named in Schedule II thereto (the "Blackstone Purchasers"), the several persons named in Schedule III thereto (each a "Signal Purchaser", and collectively, the "Signal Purchasers") and the several persons named in Schedule IV thereto (the "Management Purchasers").

        This will confirm our agreement that, in addition to any restrictions on transfer contained in the Stockholders Agreement (as defined below), no Signal Purchaser shall sell, assign, pledge or in any manner transfer or encumber any shares of Common Stock (as defined below) or any right or interest therein, to any person (each such action, a "Transfer") except pursuant to a Permitted Transfer (as defined below). For purposes of this agreement, (i) Stockholders Agreement shall mean and refer to the "Stockholders Agreement" referred to in the Purchase Agreement, as such Stockholders Agreement may be amended, modified or supplemented from time to time and (ii) "Common Stock" shall have the meaning set forth in the Stockholders Agreement.

        Notwithstanding anything to the contrary contained herein, and subject to compliance in all respects with the terms of the Stockholders Agreement and the immediately succeeding paragraph, any Signal Purchaser may at any time effect any of the following Transfers (each a "Permitted Transfer", and each transferee of such Signal Purchaser, a "Permitted Transferee"):

            (i) any Transfer by a Signal Purchaser to another Signal
Purchaser;


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            (ii) with respect to any Signal Purchaser which is not an
individual, any Transfer by such Signal Purchaser to an affiliate of such entity;

            (iii) with respect to any Signal Purchaser who is an individual, any Transfer by such Signal Purchaser to the spouse or lineal descendants of such Signal Purchaser, including, without limitation, transfer by bequest or devise, or to a trust or trusts for the benefit of such Signal Purchaser or any of the foregoing;

            (iv) with respect to any Signal Purchaser which is a limited partnership or limited liability company, a distribution by such Signal Purchaser to its limited partners or investor members;

            (v) any Transfer by a Signal Purchaser if made with the prior written consent of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII");

            (vi) any transfer by a Signal Purchaser if made pursuant to
Section 4 or 5 of the Registration Rights Agreement (as defined in the Purchase Agreement); and

            (vii) any transfer by a Signal Purchaser if made pursuant to
Section 3 or 4 of the Stockholders Agreement.

        In the case of any Transfer referred to in (i) through (iv) of the immediately preceding paragraph, the Permitted Transferee shall agree in writing to be bound by all the provisions of the Stockholders Agreement and this agreement and shall execute and deliver to WCAS VIII a counterpart to this agreement; provided, that in addition to the general termination provisions set forth in the following paragraph, from and after the date on which WCAS VIII shall have distributed to its partners more than 50% of the shares of Common Stock purchased by WCAS VIII pursuant to the Purchase Agreement (the "WCAS VIII Shares"), a Permitted Transferee who shall have received Common Stock pursuant to clause (iv) above (and the Permitted Transferees of such Permitted Transferee) shall cease to be bound by the Stockholders Agreement and this agreement as to that number of shares of Common Stock held by such Permitted Transferee multiplied by a fraction, the numerator of which shall equal the total number of WCAS VIII Shares distributed to its partners and the denominator of which shall equal the total number of WCAS VIII Shares. WCAS VIII shall notify the Signal Purchasers in writing of its distribution of more than 50% of the WCAS VIII Shares to its partners and thereafter shall notify the Signal Purchasers in writing of the distribution of any WCAS VIII Shares to its partners, in each case within five business days thereof. Each Permitted Transferee shall hold shares of Common Stock subject to the provisions of this agreement as a "Signal Purchaser" hereunder as if such Permitted Transferee were an original signatory hereto and shall be deemed a party to this agreement.

        This agreement shall terminate upon the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the consummation of (x) a Public Offering (as defined in the Stockholders Agreement) by the Company of Common Stock having an aggregate offering price to the public of not less than $50,000,000, and (y) the sale, transfer or other disposition (including a distribution by a limited partnership to its partners) by either the WCAS Purchasers or the Blackstone Purchasers to persons or entities not required to become parties hereto of at


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least 50% of the shares of Common Stock held by the WCAS Purchasers or the
Blackstone Purchasers, as the case may be, on the date hereof.

        Except for WCAS VIII, this agreement shall not inure to the benefit of, or be enforceable by, any other party. No Signal Purchaser shall assign any of its rights or obligations under this agreement without the prior written consent of WCAS VIII. WCAS VIII shall not assign any of its rights under this agreement without the prior written consent of a majority in interest of the Signal Purchasers. Notwithstanding anything to the contrary, WCAS VIII shall be entitled to assign all of its rights under this agreement, without obtaining the prior written consent referred to in the preceding sentence, to (i) a transferee of Common Stock owned by it or (ii) any private investment partnership or other entity affiliated with WCAS VIII.

        This agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which counterparts when executed shall be an original, but all of which shall together constitute one and the same instrument. This agreement shall be effective upon the Closing (as defined in the Purchase Agreement).

        This agreement may be amended, modified or supplemented only with the prior written consent of WCAS VIII and a majority in interest of the Signal Purchasers.

        This letter shall be governed by and construed in accordance with the laws of the State of New York.

                                    Very truly yours,

                                    WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

                                    By: WCAS VIII ASSOCIATES LLC,
                                         its General Partner


                                    By: /s/
                                       ---------------------------------------

Accepted and agreed as of
the first date written above:

SIGNAL/CENTENNIAL PARTNERS, L.L.C.

By: /s/
   --------------------------------
   Name:
   Title:




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